EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-17941, 333-79895, 333-68130, 333-90840, and 333-119850 on Form S-8 of our report on the consolidated financial statements dated March 14, 2005, (which report expresses an unqualified opinion and includes an explanatory paragraph on the adoption of Statement of Accounting Standards No. 142, Goodwill and Other Intangible Assets) and of our report dated March 14, 2005, relating to management’s report of the effectiveness of internal control over financial reporting, both appearing in this Annual Report on Form 10-K of Boyd Gaming Corporation and subsidiaries for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 14, 2005